Europacific Growth Fund

September 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and 74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset Value	$115,000,000
K2) Maximum Fee Rate	0.397%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$0
Class B	$0
Class C	$0
Class F1	$0
Class F2	$0
Total	$0
Class 529A	$0
Class 529B	$0
Class 529C	$0
Class 529F1	$0
Class 529E	$0
Class R1	$0
Class R2	$0
Class R2E	$0
Class R3	$0
Class R4	$0
Class R5	$0
Class R6	$0
Total	$0

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class 1	$0.0000
Class 2	$0.0000
Class 3	$0.0000
Class 4	$0.0000
Class 5	$0.0000
Class 529A	$0.0000
Class 529B	$0.0000
Class 529C	$0.0000
Class 529F1	$0.0000
Class 529E	$0.0000
Class R1	$0.0000
Class R2	$0.0000
Class R2E	$0.0000
Class R3	$0.0000
Class R4	$0.0000
Class R5	$0.0000
Class R6	$0.0000

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$50,880
B) Repurchase agreements	$0
C) Short-term debt securities other than repurchase agreements	$11,353,392
D) Long-term debt securities including convertible debt	$673,152
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common stock	$111,310,493
G) Options on equities	$0
H) Options on all futures	$0
I) Other investments	$712
J) Receivables from portfolio instruments sold	$223,303
K) Receivables from affiliated persons	$0
L) Other receivables	$476,100
M) All other assets	$0
N) Total assets	$124,088,032
O) Payables for portfolio instruments purchased	$220,711
P) Amounts owed to affiliated persons	$78,669
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$308,768
S) Senior equity	$0
T) Net Assets of common shareholders	$123,479,884

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	628,190
Class B	3,875
Class C	39,164
Class F1	152,344
Class F2	289,011
Total	1,112,584
Class 529A	24,104
Class 529B	516
Class 529C	7,789
Class 529F1	1,886
Class 529E	1,289
Class R1	6,179
Class R2	21,310
Class R2E	1
Class R3	141,141
Class R4	283,887
Class R5	230,200
Class R6	719,576
Total	1,437,878

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$48.61
Class B	$48.24
Class C	$47.29
Class F1	$48.33
Class F2	$48.61
Class 529A	$48.12
Class 529B	$47.44
Class 529C	$46.94
Class 529F1	$48.17
Class 529E	$47.66
Class R1	$46.72
Class R2	$47.04
Class R2E	$48.61
Class R3	$47.58
Class R4	$47.72
Class R5	$48.63
Class R6	$48.70

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$125,517,302